Exhibit 99.1

Vince Holding Corp. Reports Second Quarter 2017 Results

NEW YORK, New York – September 7, 2017 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the second quarter of fiscal 2017 ended July 29, 2017.

Brendan Hoffman, Chief Executive Officer, commented, “We were pleased to see the stabilization in net sales during the second quarter, which showed significant sequential improvement versus our first quarter results. In our wholesale business, sales decreased slightly, due to a reduction in international sales.  We also saw disruption in receipt flows for pre-Fall and Fall deliveries.  In our direct-to-consumer segment, we saw sequential improvement in sales, with strong sales growth in our eCommerce business.  In addition, we were very pleased with the positive sell through that we have seen for our Fall product thus far in our retail channel.”

Mr. Hoffman continued, “As we look ahead, we have taken steps to rationalize our department store distribution and made the strategic decision to enter into limited distribution arrangements for non-licensed products with two department store partners, Nordstrom and Neiman Marcus, beginning in fiscal 2018.  We expect that these partnerships will bring a number of benefits to our business, including driving improved profitability over the long-term.  Overall, we believe that we have the right initiatives and team in place for our brand, and expect to stabilize and ultimately drive growth in the business as we refine our wholesale distribution strategy, and enhance our direct-to-consumer segment.  In addition, we believe that our efforts to deliver product that is better aligned with customers’ needs and enhanced, targeted marketing initiatives, combined with our focus on reducing costs across the business while making investments in our infrastructure will support our long term growth objectives.”

For the second quarter ended July 29, 2017:

•

Net sales increased 0.2% to $60.8 million from $60.7 million in the second quarter of fiscal 2016.  Wholesale segment sales decreased 0.9% to $39.3 million, primarily due to a reduction in sales internationally.  Direct-to-consumer segment sales increased 2.3% to $21.6 million compared to the second quarter of fiscal 2016. Comparable sales decreased 0.8%, including e-commerce sales, due to a decrease in average order value.

•

Gross profit was $25.6 million, or 42.0 % of net sales. This compares to gross profit of $27.4 million, or 45.1% of net sales, in the second quarter of fiscal 2016. The prior year results reflected a $1.9 million benefit from favorable adjustments to inventory reserves.  In addition, gross margin in the second quarter of fiscal 2017 was negatively impacted by a higher mix of markdowns in the Direct-to-consumer segment, as well as an unfavorable impact from higher product and supply chain costs, partially offset by decreased discounts and allowances in the Wholesale segment.

•

Selling, general, and administrative expenses were $34.4 million, or 56.6% of sales compared to $31.6 million, or 52.1% of sales, in the second quarter of fiscal 2016. The growth in SG&A expense for the second quarter of fiscal 2017 was primarily due to a net increase of $2.3 million reflecting investments related to the remediation and optimization of IT systems, severance, and other one-time investments as well as savings related to the Company’s previous consulting arrangement with its founders.

•	Operating loss was $8.9 million, compared to operating loss of $4.3 million for the second quarter of fiscal 2016.

•

Net loss was $10.1 million, or $0.20 per share, compared to a net loss of $2.0 million, or $0.04 per share, for the second quarter of fiscal 2016.  The net loss for the second quarter of fiscal 2017 does not include a benefit from income taxes due to the offsetting impact of the tax valuation allowance.  The net loss for the second quarter of fiscal 2016 included a $3.3 million income tax benefit.

•	The Company opened one retail store during the quarter, and ended the quarter with 55 company-operated stores, an increase of three stores since the second quarter of fiscal 2016.

Balance Sheet

The Company ended the second quarter of fiscal 2017 with $3.8 million in cash and cash equivalents and $73.5 million of borrowings under its debt agreements.  The increase in borrowings under its debt agreements over the prior year period is due to higher borrowings under the revolving credit facility.

Gross inventory increased $5.7 million in comparison to the second quarter of fiscal 2016, while inventory reserves decreased $1.5 million as a result of less excess and aged inventory.  As a result, net inventory at the end of the second quarter of fiscal 2017 was $41.8 million compared to $34.7 million at the end of the second quarter of fiscal 2016.  The increase in net inventory was primarily driven by the timing of off-price shipments.

Capital expenditures for the second quarter of fiscal 2017 totaled $0.9 million, primarily attributable to investments in new retail stores and the Company’s new systems.

On September 7, 2017, the Company separately announced the results of its non-transferable rights offering, which it expects to settle on or about September 8, 2017. The Company expects to raise gross proceeds of $30 million from the rights offering and the related investment agreement.

2017 Second Quarter Earnings Conference Call

A conference call to discuss the second quarter results will be held today, September 7, 2017, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655 conference ID 75902197. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of July 29, 2017, Vince products were sold in prestige distribution worldwide, including approximately 2,300 distribution locations across more than 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 41 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations (including under the tax receivable agreement) and fund our operations; our ability to comply with the covenants under our term loan facility; our ability to continue as a going concern; our ability to successfully complete the previously announced rights offering; our ability to successfully operate the newly implemented systems, processes, and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to regain compliance with the continued listing standards of the New York Stock Exchange; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Net sales	$60,822	$60,702	$118,867	$128,347
Cost of products sold	35,266	33,315	67,720	72,702
Gross profit	25,556	27,387	51,147	55,645
as a % of net sales	42.0%	45.1%	43.0%	43.4%
Selling, general and administrative expenses	34,416	31,642	68,200	63,448
as a % of net sales	56.6%	52.1%	57.3%	49.5%
Loss from operations	(8,860)	(4,255)	(17,053)	(7,803)
as a % of net sales	(14.6)%	(7.0)%	(14.3)%	(6.1)%
Interest expense, net	1,276	1,005	2,320	1,886
Other expense, net	2	28	3	188
Loss before income taxes	(10,138)	(5,288)	(19,376)	(9,877)
(Benefit) provision for income taxes	(4)	(3,321)	48	(5,986)
Net loss	$(10,134)	$(1,967)	$(19,424)	$(3,891)
Loss per share:
Basic loss per share	$(0.20)	$(0.04)	$(0.39)	$(0.09)
Diluted loss per share	$(0.20)	$(0.04)	$(0.39)	$(0.09)
Weighted average shares outstanding:
Basic	49,449,717	48,968,760	49,438,988	43,485,767
Diluted	49,449,717	48,968,760	49,438,988	43,485,767

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	July 29,	January 28,	July 30,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,803	$20,978	$21,347
Trade receivables, net	18,939	10,336	21,040
Inventories, net	41,842	38,529	34,681
Prepaid expenses and other current assets	6,990	4,768	10,953
Total current assets	71,574	74,611	88,021
Property and equipment, net	40,494	42,945	43,865
Intangible assets, net	77,398	77,698	108,747
Goodwill	41,435	41,435	63,746
Deferred income taxes and other assets	2,537	2,791	97,946
Total assets	$233,438	$239,480	$402,325

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$24,554	$37,022	$33,297
Accrued salaries and employee benefits	4,642	3,427	4,543
Other accrued expenses	10,844	9,992	12,543
Total current liabilities	40,040	50,441	50,383
Long-term debt	72,040	48,298	52,798
Deferred rent	16,418	16,892	16,667
Other liabilities	137,830	137,830	140,854
Stockholders' (deficit) equity	(32,890)	(13,981)	141,623
Total liabilities and stockholders' (deficit) equity	$233,438	$239,480	$402,325